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                                  EXHIBIT 23.2

                          SCB COMPUTER TECHNOLOGY, INC.

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-1590) pertaining to the SCB Computer Technology, Inc. 1995 Stock Incentive Plan, and in the Registration Statements (Form S-8 No.333-36971 and Form S-8 No.333-68343) pertaining to the SCB Computer Technology, Inc. 1997 Stock Incentive Plan, of our report dated June 30, 2000, with respect to the consolidated balance sheet as of April 30, 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended April 30, 1999 of SCB Computer Technology, Inc. included in the Annual Report (Form 10-K) for the year ended April 30, 2000.



                                            /s/ Ernst & Young LLP


Memphis, Tennessee
August 14, 2000